Exhibit 5.1

Harney Westwood & Riegels LP Craigmuir Chambers PO Box 71 Road Town Tortola VG1110 British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547

7 February 2023

greg.boyd@harneys.com

+1 284 852 4317

043011.0044-GAB-MTT

Antelope Enterprise Holdings Limited

Junbing Industrial Zone

Anhai

Jinjiang City

Fujian Province

People’s Republic of China

Dear Sir or Madam

Antelope Enterprise Holdings Limited, Company No 1542549 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have acted as British Virgin Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-3 and accompanying prospectus (as updated) and registered with the Securities and Exchange Commission (the Commission) on or around the date of this opinion under the United States Securities Act of 1933, as amended (the Securities Act)(the Registration Statement). The Registration Statement relates to the offer and sale of up to 1,666,667 ordinary shares, par value $0.024 each of the Company that are issuable upon the exercise of certain warrants at an exercise price of $0.80 per share (the Investor Warrants) and 166,667 ordinary shares of the Company that are issuable upon the exercise of certain warrants at an exercise price of $0.72 per share (the Placement Agent Warrants, together with the Investor Warrants, the Warrants). The shares issuable upon exercise of such Warrants may be offered for public resale from time to time by the selling shareholders. The prospectus within the Registration Statement relates to the registration of the public resale by the selling shareholders named therein (the Selling Shareholders) of up to 1,833,334 ordinary shares, par value $0.024 each, issuable upon the exercise of outstanding Warrants sold in private placements, offered by the Selling Shareholders. Each of the Warrants is, in accordance with its terms, exercisable by the respective Selling Shareholder at an exercise price of $0.80 per ordinary share with regards to the Investor Warrants and $0.72 per ordinary share with regards to the Placement Agent Warrants (the Exercise Price) for the issue by the Company to that Selling Shareholder of one ordinary share (the Warrant Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1), which we regard as necessary in order to issue this opinion. We have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion or in relation to any British Virgin Islands companies other than the Company (including those British Virgin Islands companies, other than the Company, referenced in the Registration Statement).

A list of partners is available for inspection at our offices. Bermuda legal services provided through an association with Zuill & Co. VG:24473061_3	Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver www.harneys.com

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to the legal considerations and documents which we regard as necessary in order to issue this opinion, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Valid Issuance of Shares. Upon (i) the valid exercise of a Warrant by the respective Selling Shareholder, and (ii) the payment of the Exercise Price by that Selling Shareholder to the Company, the Warrant Share issued by the Company under the respective Warrant to that Selling Shareholder will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect them). Shares in the Company are issued when the name of the shareholder is entered on the register of members of the Company.

3	No actions/proceedings. The Public Searches do not show any pending action or court proceedings against the Company at the time of our search referred to at paragraph 4 of Schedule 1.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

Harney Westwood & Riegels LP

2

Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 6 February 2023;

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 7 February 2023 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	a certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 3 February 2023;

4	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 6 February 2023;

5	the records of proceedings on file with, and available for inspection on 6 February 2023 at the High Court of Justice, British Virgin Islands;

(4 to 5 above are the Public Searches)

6	a copy of the unanimous written resolutions of the board of directors of the Company dated 6 February 2023 approving the filing of the Registration Statement and authorising issue of the Shares (the Resolutions); and

7	the Registration Statement,

(1 to 5 above are the Corporate Documents).

3

Schedule 2

Assumptions

1	Authenticity of Documents. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

3	No Steps to Wind-up. Save for as recorded on the Public Searches reviewed by us, the directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

4

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

3	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

4	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

5	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

6	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

7	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

5